Exhibit 10(e)23
AGREEMENT

This Agreement is entered into this the 2nd day of October, 2013, by and between Balch & Bingham, LLP and Thomas O. Anderson.
The MPUS and its Independent Monitors, BREI have requested to interview Thomas O. Anderson on Friday, October 4, 2013, regarding the investigation of BREI on behalf of the MPUS of the prudence of the expenditures made regarding Mississippi Power Company's certificate of Public Convenience and Necessity to construct a project referred to as The Kemper County Integrated Gasification Combined Cycle plant.
The October 4, 2013, interview will be conducted by BREI at the offices of Balch & Bingham. Balch & Bingham, on behalf of its client Mississippi Power Company, may also elect to interview Thomas O. Anderson during the term of this Agreement.
In addition, the parties anticipate that Mr. Anderson may be requested to appear in similar circumstances or to meet with Balch and Bingham and/or Mississippi Power Company during the remainder of calendar year 2013.
In consideration of Mr. Anderson's agreement to be available and to appear upon the reasonable requests of Balch and Bingham, Balch & Bingham will compensate Thomas O. Anderson for his time involved in the interviews and activities described above in the amount of $25,000.00 for the remainder of calendar year 2013. In the event Mr. Anderson's appearance is requested during calendar year 2014, the parties will negotiate mutually agreeable terms for such engagement.
This Agreement does not conflict with the obligations owed by Mr. Anderson to Mississippi Power Company under the Agreement entered with Mississippi Power Company at the time of Thomas O. Anderson's retirement.

Balch & Bingham will deliver the payments contemplated hereunder to Mr. Anderson within ten (10) days following the execution of this Agreement.
This Agreement will terminate at 11:59 p.m. CST on December 31, 2013, unless extended by mutual agreement of the parties.

BALCH & BINGHAM LLP
BY:	/s/Ben H. Stone
BEN H. STONE

BY:	/s/Thomas O. Anderson
THOMAS O. ANDERSON